EXHIBIT 99.1

Tuesday Morning Corporation Announces Fourth Quarter and Fiscal Year 2012 Results and Guidance for Fiscal Year 2013

DALLAS, Aug. 20, 2012 (GLOBE NEWSWIRE) -- Tuesday Morning Corporation (Nasdaq:TUES) today reported that, as previously announced, net sales for the fourth quarter of fiscal 2012 were $196.4 million compared to $194.8 million for the quarter ended June 30, 2011, an increase of 0.8%. Comparable store sales increased 0.2% for the fourth quarter of fiscal 2012 compared to the same period last year. The increase in comparable store sales was comprised of a 2.9% increase in average ticket offset by a 2.7% decrease in traffic. Net loss for the fourth fiscal quarter ended June 30, 2012 was $2.0 million, or $0.05 per share, compared to a net loss of $1.4 million, or $0.03 per share, for the same period last year. Excluding costs associated with the departure of the our former CEO, net loss for the fourth fiscal quarter ended June 30, 2012 was $0.7 million, or a $0.02 per share.

For the fiscal year ended June 30, 2012, net sales were $812.8 million compared to $821.2 million for fiscal 2011, a decrease of 1.0%. Comparable store sales decreased 3.1% for the fiscal year ended June 30, 2012 compared to fiscal 2011. The decrease in comparable store sales was comprised of a 3.3% decrease in traffic, partially offset by a 0.2% increase in average ticket. For the fiscal year ended June 30, 2012, the Company had earnings per diluted share of $0.09 versus $0.22 for fiscal 2011. Excluding costs associated with the departure of our former CEO, earnings per diluted share was $0.12.

Michael Marchetti, President and Interim Chief Executive Officer, stated, "As we move into the new fiscal year, we are focused on improving our sales performance. Innovative sourcing of new merchandise, implementing merchandise initiatives with respect to better allocation and in-stock positions, improved e-commerce performance, a new customer loyalty program, and continued improvement in our store portfolio are all being deployed to drive sales growth and improve profitability. With our strong balance sheet, characteristic cost discipline and the initiatives to drive sales, we are well positioned to deliver improved financial performance in fiscal 2013."

Financial Results for the Fourth Quarter Ended June 30, 2012

Gross Profit – Gross profit increased $0.9 million, or 1.2%, to $73.5 million for the fourth quarter ended June 30, 2012 compared to the $72.6 million in gross profit reported in the same quarter last year. As a percentage of net sales, gross profit increased slightly to 37.4% compared to 37.3% in the corresponding period in fiscal 2011.

Selling, General and Administrative Expenses: SG&A for the quarter ended June 30, 2012 was $77.0 million versus $74.2 million in the same quarter last year. As a percentage of net sales, SG&A increased to 39.2% in the fourth quarter of fiscal 2012 from 38.1% in the same quarter last year. SG&A includes $2.7 million in costs associated with the departure of our former CEO. Excluding these costs, SG&A as a percentage of net sales decreased to 37.8% as compared to 38.1% in the same quarter last year. On a per store basis, adjusted SG&A, which excludes the aforementioned costs, increased by 1.1%.

Financial Results for the Fiscal Year Ended June 30, 2012

Gross Profit – Gross profit for fiscal 2012 was $308.9 million compared to $313.3 million reported for fiscal 2011. As a percentage of net sales, gross profit decreased to 38.0% for the fiscal year ended June 30, 2012 compared to 38.2% in fiscal 2011.

SG&A – SG&A for the fiscal year ended June 30, 2012 was $301.4 million versus $295.3 million for the fiscal 2011. As a percentage of net sales, SG&A increased to 37.1% in the fiscal year ended June 30, 2012 from 36.0% in fiscal 2011. Excluding the $2.7 million in costs associated with the departure of our former CEO, SG&A was $298.8 million or 36.8% of sales for fiscal 2012. On a per store basis, adjusted SG&A, which excludes the aforementioned costs, increased by 2.2% this fiscal year versus last fiscal year. This increase was primarily due to the decline in expense leverage from lower sales volume and higher rent expense from increased square footage in certain new and relocated stores.

Balance Sheet

Inventory was $265.6 million at June 30, 2012 compared to $264.4 million at June 30, 2011, an increase of 0.5% due to the timing of new receipts late in the fourth quarter. On a per store basis, inventory increased 1.5% compared to last year. Net property and equipment was $75.8 million at June 30, 2012, a decrease of $1.2 million compared to June 30, 2011.

Accounts payable was higher at June 30, 2012 by $17.0 million versus the same period last year due to the timing of inventory receipts at the end of the fiscal 2012 period compared to fiscal 2011. There were no significant changes to our vendor payment policy during fiscal 2012. At June 30, 2012, we had no borrowings outstanding under our revolving credit facility. Outstanding letters of credit, primarily for insurance programs, were $8.6 million at June 30, 2012 compared to $8.3 million at June 30, 2011. At June 30, 2012, we had a cash balance of $39.7 million and availability of $123.5 million under our revolving credit facility and we were in compliance with the terms of our revolving credit facility.

Store Activity

We operated 852 stores in 43 states as of June 30, 2012. During the fourth quarter of fiscal 2012, we opened 4 stores, relocated 8 stores and closed 4 stores. During the fiscal year ended June 30, 2012, we opened 24 stores, closed 33 stores and relocated 45 stores.

Fiscal 2013 Outlook

Net sales for fiscal 2013 are planned to be in the range of $820 million to $830 million. Comparable store sales are planned to be roughly flat and earnings per diluted share to be in the range of $0.18 to $0.23. For fiscal 2013 capital expenditures are planned to be in the range of $12 to $15 million and total square footage to increase slightly primarily due to relocations.

About Tuesday Morning

Tuesday Morning is a leading closeout retailer of upscale, decorative home accessories, housewares and famous-maker gifts in the United States. The Company opened its first store in 1974 and currently operates 852 stores in 43 states. Tuesday Morning is nationally known for bringing its more than 9.0 million loyal customers a unique treasure hunt of high-end, first quality, brand name merchandise...never seconds or irregulars...at prices well below those of department and specialty stores and catalogues.

Conference Call Information

Tuesday Morning Corporation's management will hold a conference call to review fourth quarter and fiscal year 2012 financial results today, August 20, 2012, at 4:00 p.m. Central Time. A real-time webcast of the call will be available in the Investor Relations section of the Company's website at http://www.tuesdaymorning.com, or you may dial into the conference at 1-877-312-5376 (no access code required). A replay of the webcast will also be accessible through the Company's website or by dialing (855) 859-2056, conference ID number 97627370, until August 27, 2012.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws and the Private Securities Litigation Reform Act of 1995, which are based on management's current expectations, estimates and projections. Forward-looking statements typically are identified by the use of terms such as "may," "will," "should," "expect," "anticipate," "believe," "estimate," "intend" and similar words, although some forward-looking statements are expressed differently. You should carefully consider statements that contain these words because they describe our expectations, plans, strategies and goals and our beliefs concerning future business conditions, our future results of operations, our future financial position, and our business outlook or state other "forward-looking" information.

Reference is hereby made to "Item 1A. Risk Factors" of the Company's Annual Report on Form 10-K for the year ended June 30, 2011 for examples of risks, uncertainties and events that could cause our actual results to differ materially from the expectations expressed in our forward-looking statements. These risks, uncertainties and events also include, but are not limited to, the following: uncertainties regarding our ability to open stores in new and existing markets and operate these stores on a profitable basis; conditions affecting consumer spending and the impact, depth and duration of current economic conditions; inclement weather; changes in our merchandise mix; timing and type of sales events, promotional activities and other advertising; increased or new competition; loss or departure of one or more members of our senior management or experienced buying and management personnel; an increase in the cost or a disruption in the flow of our products; seasonal and quarterly fluctuations; fluctuations in our comparable store results; our ability to operate in highly competitive markets and to compete effectively; our ability to operate information systems and implement new technologies effectively; our ability to generate strong cash flows from our operations; our ability to anticipate and respond in a timely manner to changing consumer demands and preferences; and our ability to generate strong holiday season sales. The forward-looking statements made in this press release relate only to events as of the date on which the statements were made. Except as may be required by law, we undertake no obligations to update our forward-looking statements to reflect events and circumstances after the date on which the statements were made or to reflect the occurrence of unanticipated events.

Tuesday Morning Corporation
Consolidated Statement of Income
(In thousands, except per share data)
	Three Months Ended Jun. 30,		Twelve Months Ended Jun. 30,

	2012	2011	2012	2011
	(unaudited)		(unaudited)

Net sales	$ 196,376	$ 194,765	$ 812,782	$ 821,150
Cost of sales	122,864	122,122	503,918	507,834
Gross profit	73,512	72,643	308,864	313,316

Selling, general and administrative expenses	76,965	74,242	301,427	295,273

Operating income (loss)	(3,453)	(1,599)	7,437	18,043

Other income (expense):
Interest expense	(411)	(805)	(2,254)	(3,118)
Interest income	9	--	9	2
Other income	78	144	215	620
Other income (expense)	(324)	(661)	(2,030)	(2,496)

Income (loss) before income taxes	(3,777)	(2,260)	5,407	15,547

Income tax expense (benefit)	(1,768)	(858)	1,494	5,968

Net income (loss)	$ (2,009)	$ (1,402)	$ 3,913	$ 9,579

Earnings (Loss) Per Share:
Net income (loss) per common share:
Basic	$ (0.05)	$ (0.03)	$ 0.09	$ 0.22
Diluted	$ (0.05)	$ (0.03)	$ 0.09	$ 0.22

Weighted average number of common shares:
Basic	41,469	42,660	41,986	42,493
Diluted	41,469	42,660	42,536	43,078

Tuesday Morning Corporation (continued)

Consolidated Balance Sheets
(in thousands)	Jun. 30,	Jun. 30,
	2012	2011
	(unaudited)	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$ 39,740	$ 19,400
Inventories	265,630	264,361
Prepaid expenses and other assets	11,357	13,684
Deferred income taxes	535	447
Total current assets	317,262	297,892

Property and equipment, net	75,771	76,982

Other long-term assets:
Deferred financing costs	2,603	2,504
Other assets	1,531	1,778

Total Assets	$ 397,167	$ 379,156

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$ 98,009	$ 81,047
Accrued liabilities	30,295	28,760
Income taxes payable	19	65
Total current liabilities	128,323	109,872

Revolving credit facility	--	--
Deferred rent	3,262	3,198
Income tax payable - non-current	578	655
Deferred income taxes	4,813	5,297
Total Liabilities	136,976	119,022

Stockholders' equity	260,191	260,134
Total Liabilities and Stockholders' Equity	$ 397,167	$ 379,156

Tuesday Morning Corporation (continued)

Consolidated Statement of Cash Flows
(in thousands)
	Twelve Months Ended Jun. 30,

	2012	2011
	(unaudited)
Net cash flows from operating activities:
Net income	$ 3,913	$ 9,579
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	14,516	16,103
Amortization of financing fees	760	1,018
Deferred income taxes	(572)	3,355
Loss on disposal of fixed assets	460	238
Stock compensation expense	1,987	2,332
Other non-cash charges	35	(214)
Net change in operating assets and liabilities	38,382	(32,473)

Net cash provided by (used in) operating activities	59,481	(62)

Net cash flows from investing activities:
Proceeds from sale of assets	--	100
Capital expenditures	(13,765)	(20,600)

Net cash used in investing activities	(13,765)	(20,500)

Net cash flows from financing activities:
Repayments-revolving credit facility	(92,338)	(152,352)
Borrowings-revolving credit facility	92,338	152,352
Change in cash overdraft	(18,791)	15,400
Payment of financing fees	(858)	--
Excess tax benefit related to exercise of stock options	288	980
Proceeds from exercise of common stock options and stock purchase plan purchases and other	77	60
Purchase of treasury shares	(6,092)	--

Net cash provided by (used in) financing activities	(25,376)	16,440

Net increase (decrease) in cash and cash equivalents	20,340	(4,122)

Cash and cash equivalents, beginning of period	19,400	23,522

Cash and cash equivalents, end of period	$ 39,740	$ 19,400
CONTACT: Stephanie Bowman
         Chief Financial Officer
         TUESDAY MORNING CORPORATION
         972-934-7251

         Farah Soi
         ICR, LLC
         203-682-8200